SECOND AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This SECOND AMENDMENT to the INVESTMENT ADVISORY AGREEMENT (the “Amendment”) is made as of the [•] day of [•], 2019 by and between RMB Capital Management, LLC, a limited liability company (the “Adviser”), and RMB Investors Trust, a Delaware statutory trust (the “Trust”).

WHEREAS, the Trust is registered as an open-end investment company under the Investment Company Act of 1940, as amended (the “1940 Act”), for the purpose of investing and reinvesting its assets in securities, as set forth in its Agreement and Declaration of Trust, as Amended and Restated, Amended and Restated By-Laws, and its registration statements under the 1940 Act and the Securities Act of 1933, as amended (the “1933 Act”); and

WHEREAS, the Adviser is an investment adviser registered under the Investment Advisers Act of 1940, as amended (“Advisers Act”), and is engaged in the business of rendering management and investment advisory services; and

WHEREAS, the Trust, on behalf of its series the RMB Fund, RMB Mendon Financial Services Fund, RMB Mendon Financial Long/Short Fund, RMB International Small Cap Fund, RMB International Fund and RMB Japan Fund, and the Adviser are parties to an Investment Advisory Agreement made as of September 29, 2016, as amended (the “Investment Advisory Agreement”); and

WHEREAS, the Board of Trustees of the Trust (the “Board”), at a meeting held on March 7, 2019 (the “March 2019 Meeting”) called for the purpose of considering the approval of the Investment Advisory Agreement with respect to the RMB Small Cap Fund, RMB SMID Cap Fund and RMB Dividend Growth Fund, each a new series of the Trust (each, a “New Fund” and collectively, the “New Funds”), pursuant to this Amendment, approved the Investment Advisory Agreement with respect to each New Fund, including the Management fees payable by each New Fund, for an initial term through June 30, 2020, in the manner required by the 1940 Act; and

WHEREAS, the initial shareholder of each New Fund has approved the Investment Advisory Agreement with respect to the New Fund, and the Adviser is willing to furnish such services upon the terms and conditions set forth in the Investment Advisory Agreement, as amended herein; and

WHEREAS, the parties now wish to amend the Investment Advisory Agreement, pursuant to Paragraph 13 of the Investment Advisory Agreement, which amendment was approved by the Board at the March 2019 Meeting, to (i) add each New Fund as a “Fund” listed on Schedule A of the Investment Advisory Agreement and (ii) add each New Fund and its annual management fee rate to Fee Schedule I of the Investment Advisory Agreement, and (iii) amend Paragraph 13 of the Investment Advisory Agreement, solely with respect to each New Fund, to provide that the Investment Advisory Agreement shall have an initial term of two years.

[Second Amendment to Investment Advisory Agreement]

NOW, THEREFORE, in consideration of the mutual agreements herein contained, and intending to be bound thereby, the parties agree as follows:

A. Schedule A of the Investment Advisory Agreement is hereby amended to add each New Fund, and Schedule A is therefore replaced with the amended Schedule A attached hereto.

B. Fee Schedule I of the Investment Advisory Agreement is hereby amended to add each New Fund and its respective annual management fee rate, and Fee Schedule I is therefore replaced with the amended Fee Schedule I attached hereto.

C. The first sentence of Paragraph 13 of the Investment Advisory Agreement, solely with respect to each New Fund, is amended and restated as follows:

This Agreement shall continue in effect with respect to each Fund, unless sooner terminated as hereinafter provided, through June 30, 2020, and indefinitely thereafter if its continuance shall be specifically approved at least annually by vote of the holders of a majority of the outstanding voting securities of a Fund or by vote of a majority of the Trustees; and further provided that such continuance is also approved annually by the vote of a majority of the Independent Trustees, cast in person at a meeting called for the purpose of voting on such approval, or as allowed by law.

IN WITNESS WHEREOF, the parties have duly executed this Amendment as of the date first written above.

RMB CAPITAL MANAGEMENT, LLC By: Name: Walter Clark Its: Chief Operating Officer
RMB INVESTORS TRUST By: Name: Walter Clark Its: President

[Second Amendment to Investment Advisory Agreement]

SCHEDULE A

As of [•], 2019:

Fund	Fee Schedule
RMB Fund	Fee Schedule I
RMB Mendon Financial Services Fund	Fee Schedule I
RMB Mendon Long/Short Fund	Fee Schedule II
RMB International Small Cap Fund	Fee Schedule I
RMB International Fund	Fee Schedule I
RMB Japan Fund	Fee Schedule I
RMB Small Cap Fund	Fee Schedule I
RMB SMID Cap Fund	Fee Schedule I
RMB Dividend Growth Fund	Fee Schedule I

[Second Amendment to Investment Advisory Agreement]

FEE SCHEDULE I

As of [•], 2019:
Annual Fee Rate as a Percentage of Fund Average Daily Net Asset Value
RMB Fund	0.60%
RMB Mendon Financial Services Fund	0.75%
RMB International Small Cap Fund	0.85%
RMB International Fund	0.75%
RMB Japan Fund	0.90%
RMB Small Cap Fund	1.00%
RMB SMID Cap Fund	0.85%
RMB Dividend Growth Fund	0.65%

The average net asset value for the month will be based on the net asset value used in determining the price at which Fund shares are sold, repurchased or redeemed on each day of the month.

If this Agreement becomes effective as to a Fund subsequent to the first day of a month, or terminates before the last day of a month, the Adviser’s compensation for such fraction of the month will be determined by applying the foregoing percentages to the average daily net asset value of the Fund during such fraction of a month and in the proportion that such fraction of a month bears to the entire month.

[Second Amendment to Investment Advisory Agreement]